

LOVESEAT

2018 Report

Filed on April 17, 2019

Dear investors,

While growing our businesses in San Diego and Los Angeles, we discovered a bigger opportunity in home furnishing online auctions. We did some initial successful tests of this model and are now pivoting the business in this direction (mostly completed). This new business model has significantly better unit economics and we are excited by its growth. We intend to roll this out nationally but first will work to secure institutional financing. There may be an opportunity for future investment so please stay tuned.

We need your help!

We plan to raise additional capital to fund our new online auction business. We are very excited about this new direction and believe it is a much healthier business as a whole. We hope existing investors will consider investing in future rounds as they become available. Aside from financial support, if investors have any connections on the supply side of our auction business such as realtors, estate attorneys or banks, we would appreciate these introductions. Also, if anyone works with furniture retailers or manufacturers who may need to liquidate returned or damaged inventory, we provide a great outlet for that.

Sincerely,

Chris Stanchak
Cofounder & CEO

Jenny Stanchak
Cofounder & CTO

Our Mission

We plan on rolling out the Loveseat auction format to every major market in the United States (roughly 30 locations) as well as every submarket (another 30 locations). In addition to this, we foresee our platform being used by independent entities that are in the asset liquidation business.

See our full profile

How did we do this year?

Report Card

B+

The Good

We tested a new online auction business model.

We created an industry-leading online auction platform.

We developed a repeatable business operations blueprint for local online auctions.

The Bad

We discovered issues cost-effectively scaling the supply side of the owned inventory retail business.

Because of constraints on our ability to scale the supply side, other metrics like monthly revenues and inventory turn were impacted.

We had challenges containing labor costs and other overhead in a traditional retail business.

2018 At a Glance

January 1 to December 31



$1,920,425 [6%]
Revenue



-$447,988
Net Loss


IOU!

$97,599 +35%
Short Term Debt



$229,702
Raised in 2017



$86,005
Cash on Hand
As of 04/ 8/19

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Loveseat makes it easy to find great deals on vintage furniture and decor. We host weekly online furniture auctions out of our warehouses in San Diego and Los Angeles. These online auctions are fun for the bidders and provide great value for furniture owners. We provide a frictionless format to liquidate furniture and home decor assets while also maximizing cash value.

We plan on rolling out the Loveseat auction format to every major market in the United States (roughly 30 locations) as well as every submarket (another 30 locations). In addition to this, we foresee our platform being used by independent entities that are in the asset liquidation business.

Milestones

Loveseat, Inc was incorporated in the State of Delaware in March 2013.

Current business highlights are:

- Selling 500+ pieces of furniture weekly
- Operations in Los Angeles & San Diego
- Average monthly revenue: $114k (last three months)
- 92% gross margin in our auction
- Cookie cutter operations model with the ability to launch new markets in weeks.
- Strong founding team with Wharton / investment banking / ecommerce experience. Successful prior startups: Venmo (exit), Ticketleap (exit)

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $2,052,572.58 compared to the year ended December 31, 2016, when the Company had revenues of $724,498. Our gross margin was 64.8% in fiscal year 2017, compared to 55.86% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $571,495.18, including $232,971.44 in cash. As of December 31, 2016, the Company had $590,663 in total assets, including $499,084 in cash.
- *Net Loss.* The Company has had net losses of $556,855.43 and net losses of $627,324 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $112,564.84 for the fiscal year ended December 31, 2017 and $165,772 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $1,793,332 in equity, and $229,702 in SAFEs.

The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Loveseat, Inc cash in hand is $86,005.16, as of April 2019. Over the last three months, revenues have averaged $114,008/month, cost of goods sold has averaged $31,907/month, and operational expenses have averaged $110,328/month, for an average burn rate of $28,227 per month. Our intent is to be profitable in 4 months.

In Q3 2018, we introduced a new business model to our existing online and offline retail business. We began conducting weekly online furniture auctions out of our San Diego warehouse in September 2018 and in Los Angeles in November 2018.

We expect operating expenses to decrease as we transition more of the business to online auctions, which require less personnel and physical warehouse space. We are in the process of transitioning both of our warehouses to new leases that will reduce our real estate overhead significantly. We are in discussions to secure additional financing with existing accredited investors based on the online auction model.

Net Margin: -23%

Gross Margin: 67%

Return on Assets: -124%

Earnings per Share: -$31,999.15

Revenue per Employee: $192,043

Cash to Assets: 34%

Revenue to Receivables: ~

Debt Ratio: 36%

2018_financials.pdf | GAAP_Financials_2017.pdf | Loveseat__Inc._Financial_Statements-_Reviewed.pdf

We ❤ Our 152 Investors

Thank You For Believing In Us

Chris Stanchak
Gabriel Weinberg
Leonard Helbig
Carmon Reynolds
Harun Ali
Laura Lynn Bleier Tummi...
Nicholas Hillard
Jurijs Kovzels
Lance SCADDEN
Jim Young
George Weber
Daniel Ely Rankin
Steve Land
Craig Vom Lehn
Andy Dupre
Lucelia Chou
Francisco Ramirez
Marcus Clark
Umair Shams
Harold Albaugh
Ana Kilani
Ala M Shaqra
Andrew Douglas Vander...
Raul Rodriguez
Shaun Wong
Ron Waksman
Devin BROWNE
Gabriel Gutierrez
Maxwell Kilb
Nana Dooreck
Garen Corbett
Jeffrey Dreisinger
Desiree Hall
John F Wingate
Vidal Guzman
Khaled Naim
Freddy Dopfel
Michael Beaton
Cheng Wanli Peng
Brock Weatherup
Dan Kurani
Chris Bennett
Kenneth Hill
Rob Emrich
Carly Palmour
David Simmons
Gus Garcia-Roberts
Zachary Marcotte
Heather Bentley
Daniel Epler
Kenneth McGhee
Sibaranjan Pattnayak
Marcus Morgan
Alex Perec
Camilo Acosta

Justin Renfro
Mike Wienick
Tony Mathew
Shadi Abudayyeh
Barbara Kritzik
Sergio Stephano
John Danesi
Zaheer A Zaidi
Aaron Freed
Daniel White
Santosh Kumar
Marsha Weisss
Cody Thornton
Rishi J
Bogdan Milin
Loryn Higgins
Nemanja MILOSEVIC
Diane Green
Stephen William WALLS
Clyde Martin
Gregory Bates
Marcus Cuda
John A STANCHAK
Ronald J. Davi
Brad Kaminsky
Thomas Kenaya
Rajasekhar Yakkali
David Weiss
Paul Hone
Matt McKee
Daniel Figueiredo
John Gaczewski
Linda York
Patrick TIGUE
Kal Vepuri
Robert Noack
S.A. Meservey
Simon Skowronski
Dan Schoeffler
Paul Dekker Fraser
Steve Brady
Cathy C VALTRAKIS
Srinivasa Reddy Mukkala
Danny Travis
Meredith Morton
Aaron Froug
Kathryn Cruz
Tracey Li Haymes
Danny Farra
Louis Monday
Laura Berman
Danielle Vigent
Daniel Sebastian Deckner
Jacob Harry
Andrei Ptitsyn
H. Wyatt Hanna, III
Dan And Solveig Deuprey
Benjamin Comin
Jan Capetanopulos Haba...
Nicole DiGiorgio
Howard Snyder
Scott Ross
Hani Istwani
Jesus Aguilar
Kevin Farrell
Dana Kettler
Alison Korte
Genevieve Cloutier Gagn...
Brock Williams
Sada Volkoff
Ahmed Adam Shamma
Chee Ho Tey
David Morovitz
Sharon Shemtov
Tina Marie A Jones
Brian Augenstein
Yo Sup Moon
Robbin R Dawson Gst Tr...
Rachel Young
Gina O'Donovan
Francesca Runza
Diane Kamp
Robert D Nock
Pavak Shah
Jennifer Carroll
Janet Linda Hardowin
Steve Ressler
David Cooper
Chris Laan
Robert T. Rambo
Roger M Bean
Philip Gill
Lynne Ann Sireci
Amanda L Banker
Catherine Ulve Jacobs
Jonny Price
Jiwon Moon

Thank You!

From the Loveseat Team



Chris Stanchak
Cofounder & CEO



Jenny Stanchak
Cofounder & CTO

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Jenny Stanchak	CTO @ Loveseat, Inc	2016
Chris Stanchak	CEO @ Loveseat, Inc	2016
Gabriel Weinberg	CEO & Founder @ Duckduckgo	2016

Officers

OFFICER	TITLE	JOINED
Jenny Stanchak	CTO	2016
Chris Stanchak	Treasurer CEO Secretary	2016

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Chris Stanchak	4,500,000 common stocks	29.8%
Jenny Stanchak	4,500,000 common stocks	29.8%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
12/2015	$506,423	Preferred Stock	Regulation D, Rule 506(b)
04/2017	$536,935	Preferred Stock	Regulation D, Rule 506(b)
01/2016	$749,974	Preferred Stock	Regulation D, Rule 506(b)
07/2018	$50,000	Safe	Regulation D, Rule 506(c)

The use of proceeds is to fund general operations.

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
Wells Fargo	11/29/2016	$57,000	$59,449	5.0%	12/05/2022	Yes

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Series Seed 2	2,819,284	1,513,773	Yes
Series Seed Preferred Stocks	4,292,583	4,292,583	Yes
Common Stocks	16,914,637	9,000,000	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	288,863

Risks

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

A large competitor, like Ebay or Amazon, may choose to use their existing infrastructure to enter the vintage furniture space and better serve the needs of our target customers.

The Company may not raise enough capital to fund its losses while trying to get to profitability.

The business model relies on high margin, locally sourced inventory. There may be issues sourcing inventory as the business continues to scale. This could be detrimental to the company if it cannot adapt.

Vintage furniture is a trend that may go out of style. This could be detrimental to the company if it cannot adapt.

At this time, the Company's operations are limited to Southern California. The market opportunity may not be the same in other regions. This may limit the Company's ability to grow.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;

- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Loveseat, Inc

- Delaware Corporation
- Organized March 2013
- 10 employees

5035 Shawline St.
San Diego CA 92111

https://www.loveseat.com

Business Description

Refer to the Loveseat profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Loveseat is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

Say Hello

Questions? Ideas? Love Letters?

Say something nice....

SUBMIT COMMENT



You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.



Chris Stanchak

CEO of Loveseat & Chairman of TicketLeap

Loveseat • The Wharton School of The University of Pennsylvania

Greater San Diego Area • 500+

Send InMail

My early career was in the field of information technology. After graduating from the Wharton School of The University of Pennsylvania, my focus moved to multichannel marketing and eCommerce. I am the founder and chairman of TicketLeap, an innovative event ticketing platform used by thousand of events globally.

Currently, I'm working on Loveseat, my newest startup, with my wife Jenny. Loveseat is an innovative peer-to-peer mobile marketplace for consumers to buy and sell stylish vintage furniture locally.

Specialties: internet, ecommerce, mobile, venture capital, merchandising, marketing, technology development, outsourcing

See less

Experience

Cofounder & CEO
Loveseat
Jul 2013 – Present • 4 yrs 5 mos
Greater San Diego Area

Cofounder/CEO of Loveseat, the smartest way to buy stylish vintage & hard-to-find furniture in your city.

Currently leading the charge on marketing & traction strategy.

Founder & Chairman
TicketLeap
Feb 2013 – Present • 4 yrs 10 mos
Greater Philadelphia Area

Founder & CEO
TicketLeap, Inc.
Oct 2002 – Feb 2013 • 10 yrs 5 mos

I am the President and founder of TicketLeap, an internet ticketing solutions provider. TicketLeap.com is an online event ticketing solution designed for small to medium sized events and organizers. TicketLeap requires no special hardware, software, or contracts, and is free and simple to setup online. Over 2,500 clients from Florida to Alaska are already using TicketLeap to sell tickets online for their events. Consumers use any major debit or credit card to purchase event tickets in a secure environment, and receive their personalized ticket via email. TicketLeap is ideal for any event or venue manager who wants to reduce administrative burden, improve revenue controls, and enhance customer convenience.

Director of eCommerce
Spencer's Gifts
Oct 2006 – Jun 2007 • 9 mos

In this position I am responsible for all aspects of Spencer's end-to-end eCommerce operation. This includes the following web properties:

http://www.spencersonline.com/
http://www.spirithalloween.com/

Manager, Catalog & Direct Marketing
GSI Commerce, Inc.
Mar 2006 – Oct 2006 • 8 mos

I'm responsible for the company's direct marketing strategy & execution. I lead the group which manages the catalog businesses for the NHL, NFL, NASCAR, MLB & Timberland.

See more positions

Education

The Wharton School of The University of Pennsylvania
BBA, Dual Degree - Marketing / Management
2001 – 2003
Activities and Societies: Wharton VIP Alumni

University of Pennsylvania - The Wharton School
BBA, Marketing & Management
1999 – 2003

Featured Skills & Endorsements

E-commerce · 59
Endorsed by **Steve Barsh and 4 others who are highly skilled at this**
Endorsed by **6 of Chris' colleagues at Ticketleap**

Start-ups · 39
Endorsed by **Rick Kraniak and 8 others who are highly skilled at this**
Endorsed by **2 of Chris' colleagues at Ticketleap**

Marketing · 36
Endorsed by **Frank Sexton, who is highly skilled at this**
Endorsed by **2 of Chris' colleagues at Ticketleap**

See 12 more skills

Recommendations

Received (5) Given (6)

Chris Bennett
Founder ☎ Callyo and 10-21
July 15, 2007, Chris worked with Chris in the same group

Chris is one of the few people out there that "gets it" when it comes to solving business problems with new technologies. He is the person I look to and think, "If I were working as hard as this guy, imagine where I'd be." The only challenge working with him (and this is positive) is that he's able to assess your capabilities quickly, then never lets you deliver anything that falls short of them.

Carol Katzman
Vice President for Information Technology at Barnard College
May 15, 2006, Carol managed Chris directly

Chris was a harwdworking and committed employee with great technical skills. He helped migrate the entire school onto a centralized backup server prior to Y2K.

View 3 more recommendations

Accomplishments

1 **Language**
German

Interests

Chris Fralic
Partner at First Round - Investing in Grea...
132,120 followers

Guy Kawasaki
Chief evangelist + keynote speaker
2,658,571 followers

Penn Founders Club
389 members

Ticketleap
823 followers

Tony Hsieh
CEO at Zappos.com
309,499 followers

The Wharton School
160,906 followers

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Gabriel Weinberg

CEO & Founder, DuckDuckGo; Co-author, Traction

DuckDuckGo • Massachusetts Institute of Technology

Greater Philadelphia Area • 192

Send InMail

Gabriel's Articles

799 followers

+ Follow



What Taking on Google Taught Me About Startup Traction
Gabriel Weinberg on LinkedIn
October 10, 2015



The 19 Channels You Can Use to Get Traction
Gabriel Weinberg on LinkedIn
October 3, 2015

See 3 more articles

Experience

CEO & Founder
DuckDuckGo
Aug 2007 – Present • 10 yrs 4 mos

Co-author
Traction
Sep 2014 – Present • 3 yrs 3 mos
Paoli, PA

Education

Massachusetts Institute of Technology
Master's Degree, Technology Policy
2003 – 2005

Massachusetts Institute of Technology
Bachelor's Degree, Physics
1997 – 2001
Activities and Societies: Phi Beta Kappa, Sigma Pi Sigma

Featured Skills & Endorsements

Start-ups · 26
Endorsed by **Sean Murphy and 3 others who are highly skilled at this**
Endorsed by **2 of Gabriel's colleagues at DuckDuckGo**

Business Strategy · 22
Endorsed by **Jose Gonzalez, who is highly skilled at this**
Endorsed by **2 of Gabriel's colleagues at DuckDuckGo**

Product Manage... · 21
Endorsed by **Sean Murphy and 1 other who is highly skilled at this**
Endorsed by **2 of Gabriel's colleagues at DuckDuckGo**

See 1 more skill

Interests

DuckDuckGo
2,599 followers

The Walker School Alumni Associa...
225 members

Massachusetts Institute of Techno...
368,407 followers

Massachusetts Institute of Techno...
283,813 followers



Jenny Stanchak

Cofounder and CTO at Loveseat

Loveseat • University of Pennsylvania

San Diego, California • 424

Connect

Specialties: Python, Django, advanced Javascript frameworks, iOS development, HTML, CSS

Experience

Co-founder and CTO
Loveseat
Oct 2012 – Present • 5 yrs 2 mos
Greater San Diego Area

The best way to buy and sell vintage & unique furniture in your city! Currently live in San Diego.

Media (1)


the local furniture market

Shabby Chic & Vintage - Buy Home Furniture | Loveseat

Private Math and SAT Tutor
Jenny Stanchak Tutoring
Mar 2011 – Present • 6 yrs 9 mos

Software Engineer
Venmo.com
Aug 2011 – Aug 2012 • 1 yr 1 mo
Greater New York City Area

Lead customer service engineer, responsible for building internal user support framework based on advanced javascript frameworks. Also worked on core payments code and fraud detection algorithms.

Math Teacher at Vaux High School
School District of Philadelphia
Jul 2010 – Oct 2010 • 4 mos

Philadelphia Teacher Residency Program Resident
Philadelphia Education Fund
Jul 2009 – Oct 2010 • 1 yr 4 mos

See more positions

Education

University of Pennsylvania
M.S. Ed, Secondary Education - Math
2009 – 2010

The Wharton School
B.S, Huntsman Program: Finance
2004 – 2008
Activities and Societies: MGMT 100 TA, Quaker Notes, Alpha Phi

Magna Cum Laude

University of Pennsylvania
B.A., Huntsman Program: International Studies, Spanish
2004 – 2008
Activities and Societies: MGMT 100 TA, Quaker Notes, Alpha Phi

Magna Cum Laude

Featured Skills & Endorsements

JavaScript · 11 — Endorsed by **2 of Jenny's colleagues at Loveseat**

Financial Modeling · 9 — Endorsed by **2 of Jenny's colleagues at Venmo**

Python · 8 — Endorsed by **3 of Jenny's colleagues at Venmo**

See 11 more skills

Accomplishments

2 **Languages**
English • Spanish

Interests

University of Pennsylvania
207,132 followers

The Wharton School
197,199 followers

Loveseat
60 followers

Independent Software Engineer
99 followers

University of Pennsylvania Alumni
45,199 members

University of Pennsylvania
234,322 followers

See all